Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS

SECOND QUARTER 2012 RESULTS

Accelerating Value Realization, Growing Through Strategic Investments and Delivering the Greatest Value from Every Acre

AUSTIN, TEXAS, August 8, 2012—Forestar Group Inc. (NYSE: FOR) today reported second quarter 2012 net income of approximately $0.8 million, or $0.02 per diluted share, compared with a second quarter 2011 net loss of approximately ($3.9) million, or ($0.11) per share outstanding. Second quarter 2012 results include after-tax expenses of approximately $1.6 million, or $0.05 per share, associated with the proposed acquisition of CREDO Petroleum Corporation. Second quarter 2011 results included after-tax expenses of approximately $1.8 million, or $0.05 per share paid to outside advisors related to private debt offerings which were withdrawn due to the deterioration in terms available to us in the capital markets.

“During second quarter we continued to strengthen our balance sheet, generating over $38 million in cash flow and reducing consolidated debt by $26 million. Oil production remains significantly above 2011 levels and increased lot sales activity reflects our ability to deliver lots while inventories in desirable locations remain in short supply,” said Jim DeCosmo president and chief executive officer of Forestar Group. “Our second quarter results continue to increase momentum by accelerating value realization and capitalizing on growth opportunities.”

Second Quarter Highlights

Strategic Initiatives

•	Announced definitive agreement to acquire CREDO Petroleum (NASDAQ:CRED) in an all cash transaction for $14.50 per share, representing an equity purchase price of $146 million

•	Generated over $38 million in cash flow and reduced consolidated debt by $26 million

•	Formed a venture with Canyon-Johnson Urban Funds for the development of Eleven, a 257-unit multifamily community in downtown Austin

•	Formed a venture with Guggenheim Real Estate for development of 360°, a 304-unit multifamily community in the Denver Tech Center submarket

Forestar manages its operations through three business segments: Mineral Resources, Real Estate and Fiber Resources.

MINERAL RESOURCES

Mineral Resources

•	Oil production up over 120% compared with second quarter 2011, but down 11% compared with first quarter 2012

•	Seven new oil and gas wells completed, including five oil wells and two natural gas wells

•	541 producing wells operated by exploration and production lessees, up 40 wells compared with second quarter 2011

Segment Financial Results:

($ in millions)	2Q 2012	2Q 2011	1Q 2012

Segment Revenues	$7.1	$4.6	$9.4

Segment Earnings	$3.9	$3.1	$5.9

Mineral resources segment earnings increased in second quarter 2012 compared with second quarter 2011 principally due to higher oil production, which more than offset lower oil and gas pricing, additional operating costs and reduced lease bonus revenues. Mineral resources segment earnings decreased in second quarter 2012 compared with first quarter 2012 primarily due to lower oil production and reduced delay rental receipts.

REAL ESTATE

Real Estate

•

Sold 427 finished residential lots, a 51% increase compared with second quarter 2011, including sale of 109 remaining residential lots for approximately $19,700 per lot from River Plantation, a residential community located near Tampa

•	1,435 lots under option contracts

•	Forestar/RPG Land Company, a consolidated venture, sold approximately 800 acres from Light Farms project near Dallas, Texas for $56 million in total consideration, resulting in gain of $3.4 million

•	Generated $1.1 million in segment earnings from loan secured by the Discovery at Springs Trails mixed-use community in Houston acquired in second quarter 2011 for $21 million

•	Received $10.9 million in reimbursed costs from creation of two multifamily ventures in return for contribution of two multifamily sites and 20-25% retained ownership interest

Segment Financial Results:

($ in millions)	2Q 2012	2Q 2011	1Q 2012

Segment Revenues	$26.6	$19.6	$17.9

Segment Earnings	$7.7	$1.0	$11.5

Second quarter 2012 real estate segment earnings were higher compared with second quarter 2011 principally due to increased residential lot and commercial tract sales and a $3.4 million gain associated with the previously announced sale of 800 acres near Dallas from the Light Farms venture. In addition, second quarter real estate segment results include approximately $1.1 million in earnings associated with a $21 million acquisition in 2011 of a bank loan secured by Discovery at Spring Trails, a master-planned, mixed-use community located in Houston.

First quarter 2012 real estate segment earnings include an $11.7 million gain associated with the sale of our 25% interest in the Palisades West venture.

FIBER RESOURCES

•	Sold 105,700 tons of fiber

•	Recreational leasing activity remains strong, almost 99% of available land leased

Segment Financial Results:

($ in millions)	2Q 2012	2Q 2011	1Q 2012

Segment Revenues	$1.5	$1.3	$0.7

Segment Earnings	$0.6	$0.7	$0.4

Second quarter 2012 fiber resources segment earnings declined slightly compared with second quarter 2011 principally due to lower recreational lease revenues resulting from the sale of over 74,000 acres of timberland in 2011. Recreational leasing activity remained strong during second quarter, with almost 99% of available land leased for recreation. Second quarter 2011 fiber resources segment results include a $0.2 million gain from termination of a timber lease.

OUTLOOK

“We continue to generate momentum through our oil and gas strategic initiatives to increase exploration, production and reserves. Drilling activity in East Texas and Louisiana is focused on oil and natural gas liquids principally related to the Austin Chalk and Wilcox formations. Going forward, the acquisition of CREDO Petroleum Corporation is expected to double production and reserves, provide meaningful ownership in strategic oil and gas basins and further enhance transparency and disclosure. This acquisition will create a meaningful oil and gas platform well positioned to maximize shareholder value going forward.”

“Residential real estate fundamentals in Texas remain favorable, with stable demand and low levels of desirable inventory. As a result, we are beginning to see the benefit of recent acquisitions and investments, including solid residential lot demand at the Barrington Kingwood community near Houston which was acquired in third quarter 2011. Sustaining the housing recovery will require increased economic activity and employment growth.”

“Multifamily fundamentals in our target markets remain strong with high occupancy rates, meaningful rent growth and absorption exceeding new supply. During second quarter we formed a venture with Canyon-Johnson Urban Funds for development of Eleven, a 257-unit community in downtown Austin. In addition, we formed a venture with Guggenheim Real Estate for the development of 360°, a 304-unit community in the Denver Tech Center sub market. As a result, we received $10.9 million in reimbursed costs from these ventures in return for the contribution of two multifamily sites and a 20-25% retained ownership interest. These ventures support our multifamily strategy to deliver a low-investment, high-return business by leveraging our sites and resources with capital from partners to create and realize value from multifamily. In addition, we are focused on accelerating value realization from our two stabilized multifamily properties in second half of 2012.”

“We are encouraged by our momentum in accelerating value realization and growing net asset value. We realize that momentum is achieved one step at a time, therefore, we carefully evaluate each of our strategic alternatives to invest in those which offer the greatest return and maximize shareholder value while maintaining a strong balance sheet and financial flexibility. We are committed to delivering the greatest value from every acre and meeting our Triple in FOR initiatives,” concluded Mr. DeCosmo.

The Company will host a conference call on August 8, 2012 at 2:00 pm ET to discuss results of second quarter 2012. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-800-638-5495 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-614-3946. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 55405782.

About Forestar Group

Forestar Group Inc. operates in three business segments: mineral resources, real estate and fiber resources. At the end of the second quarter 2012, the real estate segment owns directly or through ventures almost 145,000 acres of real estate located in eight states and twelve markets in the U.S. The real estate segment has 16 real estate projects representing approximately 27,600 acres currently in the entitlement process, and 72 entitled, developed and under development projects in seven states and eleven markets encompassing almost 15,600 acres, comprised of almost 24,000 planned residential lots and over 2,400 commercial acres. The mineral resources segment manages approximately 594,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including the timing to consummate the proposed merger, the risk that a condition to closing of the proposed merger may not be satisfied; our ability to achieve the synergies and value creation contemplated by the proposed merger; our ability to promptly and effectively integrate Credo’s businesses, and the diversion of management time on merger-related matters. Other factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; changes in commodity prices; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.

(UNAUDITED)

Business Segments

	Second Quarter		First Six Months
	2012	2011	2012	2011
	(In thousands, except per share)		(In thousands, except per share)
Revenues
Real estate	$26,647	$19,615	$44,569	40,754
Mineral resources	7,148	4,580	16,574	11,913
Fiber resources	1,517	1,290	2,261	2,658

Total revenues	$35,312	$25,485	$63,404	55,325

Segment earnings
Real estate	$7,666	$1,007	$19,243	3,582
Mineral resources	3,953	3,102	9,828	8,700
Fiber resources	594	704	984	1,344

Total segment earnings	12,213	4,813	30,055	13,626

Items not allocated to segments:
General and administrative expense (a)	(7,120)	(7,081)	(11,482)	(10,997)
Share-based compensation income (expense)	67	148	(5,164)	(3,952)
Interest expense	(3,664)	(4,653)	(7,555)	(8,662)
Other corporate non-operating income	47	24	111	51

Income (loss) before taxes	1,543	(6,749)	5,965	(9,934)
Income tax (expense) benefit	(732)	2,828	(2,352)	3,540

Net income (loss) attributable to Forestar Group Inc.	$811	$(3,921)	$3,613	(6,394)

Net income (loss) per common share:
Basic	$0.02	$(0.11)	$0.10	(0.18)
Diluted	$0.02	$(0.11)	$0.10	(0.18)

Weighted average common shares outstanding (in millions):
Basic	35.2	35.5	35.2	35.5
Diluted	35.4	35.5	35.4	35.5

	Second Quarter
Supplemental Financial Information:	2012	2011
	(In thousands)

Cash and cash equivalents	$45,474	$5,715

Borrowings under credit facility	$130,000	$181,000
Other debt (b)	71,943	79,825

Total debt	$201,943	$260,825

(a)	Second quarter and first six months 2012 general and administrative expenses include approximately $2.5 million in costs associated with the proposed acquisition of CREDO Petroleum Corporation. Second quarter and first six months 2011 general and administrative expenses include $2.7 million paid to outside advisors related to private debt offerings which were withdrawn due to the deterioration in terms available to us in the capital markets.
(b)	Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.

MINERAL RESOURCES SEGMENT

PERFORMANCE METRICS

	Second Quarter		First Six Months
MINERAL RESOURCES	2012	2011	2012	2011
Leasing Activity
Acres Leased	—	2,532	805	7,366
Average Bonus / Acre	—	$187	$357	$289
Delay Rentals	$447,000	$70,000	$1,561,800	$226,500

Royalties[1]
Oil Production (Barrels)	61,600	27,900	130,700	59,900
Average Oil Price ($ / Barrel)	$94.64	$102.23	$96.19	$91.69
Natural Gas Production (MMcf)	420.4	373.5	872.7	840.3
Average Natural Gas Price ($ / Mcf)	$2.31	$3.92	$2.79	$3.81

BOE Production[2]	131,600	90,200	276,200	199,900
Average Price ($ / BOE)	$51.65	$47.88	$54.34	$43.46

Well Activity[3]
Net Acres Held By Production	35,600	30,100	35,600	30,100
Wells Drilled	7	5	11	7
Productive Wells	541	501	541	501

[1]

Includes our share of activity from a venture in which we own a 50% interest. Our share of venture natural gas production activity is 82 MMcf and 172 MMcf in second quarter and first six months 2012, and 128 MMcf and 286 MMcf in second quarter and first six months 2011.

[2]	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl)
[3]	Wells are operated by third-party lessees / operators

SECOND QUARTER 2012

MINERAL RESOURCES PIPELINE1

Forestar’s mineral resources segment includes approximately 594,000 net mineral acres principally located in Texas, Louisiana, Alabama and Georgia.

State	Available for Lease	Leased	Held by Production	Total [2]
Texas	196,000	30,000	26,000	252,000
Louisiana	120,000	15,000	9,000	144,000
Georgia	156,000	—	—	156,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000

Total	514,000	45,000	35,000	594,000

[1]	Includes ventures
[2]	Excludes 477 net mineral acres located in Colorado, which includes 379 leased acres and 29 acres held by production

FORESTAR GROUP INC.

REAL ESTATE SEGMENT

PERFORMANCE METRICS

	Second Quarter		First Six Months
REAL ESTATE	2012	2011	2012	2011
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	427	283	712	497
Revenue per Lot Sold	$44,700	$52,400	$48,000	$50,600
Commercial Acres Sold	37.5	4.0	37.5	24.0
Revenue per Commercial Acre Sold	$47,000	$185,300	$47,000	$157,900
Undeveloped Acres Sold	930	780	1,400	3,410
Revenue per Acre Sold	$2,800	$3,300	$2,600	$2,500
Owned & Consolidated Ventures:
Residential Lots Sold	345	158	482	303
Revenue per Lot Sold	$42,700	$59,200	$48,200	$56,900
Commercial Acres Sold	37.5	4.0	37.5	4.0
Revenue per Commercial Acre Sold	$47,000	$185,300	$47,000	$185,300
Undeveloped Acres Sold	930	760	1,200	3,390
Revenue per Acre Sold	$2,800	$3,300	$2,600	$2,500
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	82	125	230	194
Revenue per Lot Sold	$53,000	$43,900	$47,600	$40,900
Commercial Acres Sold	—	—	—	20.0
Revenue per Commercial Acre Sold	—	—	—	$152,500
Undeveloped Acres Sold	—	20	200	20
Revenue per Acre Sold	—	$3,000	$2,800	$3,000

SECOND QUARTER 2012

REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres*
Undeveloped Land
Owned	94,655				101,556
Ventures	6,901

Residential
Owned		24,867	9,558	774	38,049
Ventures			2,537	313

Commercial
Owned		2,723	1,221	601	5,141
Ventures			399	197

Total Acres	101,556	27,590	13,715	1,885	144,746

Estimated Residential Lots			21,052	2,881	23,933

*	In addition, Forestar owns a 58% interest in a venture which controls approximately 16,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.

FIBER RESOURCES SEGMENT

PERFORMANCE METRICS

	Second Quarter		First Six Months
FIBER RESOURCES	2012	2011	2012	2011
Fiber Sales *
Pulpwood Tons Sold	80,800	70,700	105,200	136,300
Average Pulpwood Price / Ton	$9.24	$9.22	$9.46	$9.20
Sawtimber Tons Sold	24,900	12,700	29,300	28,200
Average Sawtimber Price / Ton	$19.46	$15.69	$19.47	$16.40

Total Tons Sold	105,700	83,400	134,500	164,500
Average Price / Ton	$11.66	$10.21	$11.64	$10.44

Recreational Activity
Average Acres Leased	131,800	197,400	131,400	198,800
Average Lease Rate / Acre	$8.84	$8.96	$8.82	$8.93

*	The majority of our fiber sales were to International Paper at market prices.

FORESTAR GROUP INC.

PROJECTS IN ENTITLEMENT

A summary of projects in the entitlement process (a) at second quarter-end 2012 follows:

Project	County	Project Acres (b)

California
Hidden Creek Estates	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	30

Georgia
Ball Ground	Cherokee	500
Crossing	Coweta	230
Fincher Road	Cherokee	3,890
Fox Hall	Coweta	960
Garland Mountain	Cherokee/Bartow	350
Home Place	Coweta	1,510
Martin’s Bridge	Banks	970
Mill Creek	Coweta	770
Serenity	Carroll	440
Waleska	Cherokee	100
Wolf Creek	Carroll/Douglas	12,230
Yellow Creek	Cherokee	1,060

Texas

Lake Houston	Harris/Liberty	3,700
San Jacinto	Montgomery	150

Total		27,590

(a)

A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.

REAL ESTATE PROJECTS

A summary of our entitled,(a) developed & under development projects at second quarter-end 2012 follows:

				Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned(b)		Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Projects we own
California
San Joaquin River	Contra Costa/ Sacramento	100%		—	—	—	288

Colorado
Buffalo Highlands	Weld	100%		—	164	—	—
Johnstown Farms	Weld	100%		140	472	2	7
Pinery West	Douglas	100%		—	—	—	111
Stonebraker	Weld	100%		—	603	—	—
Texas
Arrowhead Ranch	Hays	100%		—	259	—	6
Bar C Ranch	Tarrant	100%		292	907	—	—
Barrington Kingwood	Harris	100%		23	157	—	—
Cibolo Canyons	Bexar	100%		705	770	68	82
Harbor Lakes	Hood	100%		203	246	2	19
Hunter’s Crossing	Bastrop	100%		390	100	38	71
La Conterra	Williamson	100%		93	407	—	58
Maxwell Creek	Collin	100%		769	230	10	—
Oak Creek Estates	Comal	100%		116	531	13	—
Summer Creek Ranch	Tarrant	100%		807	467	35	44
Summer Lakes	Fort Bend	100%		446	684	56	—
Summer Park (g)	Fort Bend	100%		—	210	13	77
The Colony	Bastrop	100%		431	718	22	31
The Preserve at Pecan Creek	Denton	100%		356	438	—	7
Village Park	Collin	100%		472	288	3	2
Westside at Buttercup Creek	Williamson	100%		1,387	109	66	—
Other projects (11)	Various	100%		2,493	170	207	23
Georgia
Seven Hills	Paulding	100%		646	441	26	113
Villages of Burt Creek	Dawson	100%		—	1,715	—	57
Towne West	Bartow	100%		—	2,674	—	121
Other projects (17)	Various	100%		1,718	2,976	3	705
Florida
Other projects (3)	Various	100%		708	137	—	—
Missouri and Utah
Other projects (2)	Various	100%		476	78	—	—

				12,671	15,951	564	1,822
Projects in entities we consolidate
Texas
City Park	Harris	75%		1,193	118	50	115
Lantana	Denton	55	% (e)	876	1,416	—	—
Stoney Creek	Dallas	90%		129	625	—	—
Timber Creek	Collin	88%		—	614	—	—
Other projects (3)	Various	Various		6	203	16	148
Georgia
The Georgian	Paulding	75%		289	1,052	—	—

				2,493	4,028	66	263

Total owned and consolidated				15,164	19,979	630	2,085
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%		—	821	—	—
Fannin Farms West	Tarrant	50%		323	58	—	12
Harper’s Preserve	Montgomery	50%		123	1,602	—	72
Lantana	Denton	Various	(e)	1,450	82	16	42
Long Meadow Farms	Fort Bend	37%		942	853	107	192
Southern Trails	Brazoria	80%		538	445	—	—
Stonewall Estates	Bexar	50%		295	93	—	—
Other projects (1)	Nueces	50%		—	—	—	15

Total in ventures				3,671	3,954	123	333

Combined Total				18,835	23,933	753	2,418

(a)

A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)

Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated and/or accounted for using the equity method.

(c)

Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest and are net developable acres, which may be fewer than the gross acres available in the project.
(e)

The Lantana project consists of a series of 24 partnerships in which our voting interests range from 25% to 55%. We account for three of these partnerships using the equity method and we consolidate the remaining partnerships.

(f)	Excludes acres associated with commercial and income producing properties.
(g)	Formerly Waterford Park

A summary of our significant commercial and income producing properties at second quarter-end 2012 follows:

Project	County	Market	Interest Owned (a)	Type	Acres	Description
Broadstone Memorial	Harris	Houston	100%	Multifamily	9	401 unit luxury apartment
Radisson Hotel	Travis	Austin	100%	Hotel	2	413 guest rooms and suites
Las Brisas	Williamson	Austin	59%	Multifamily	30	414 unit luxury apartment
Promesa (b)	Travis	Austin	100%	Multifamily	16	289 unit luxury apartment (c)
Eleven	Travis	Austin	25%	Multifamily	3	257-unit luxury apartment (c)
360[0]	Arapahoe	Denver	20%	Multifamily	4	304-unit luxury apartment (c)

(a)	Interest owned reflects our total equity interest in the project, whether owned directly or indirectly.
(b)	Formerly marketed as Ridge at Ribelin Ranch.
(c)	Construction in progress